EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:                               -OR-          INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                                The Equity Group Inc.
John Chiste                                          www.theequitygroup.com
Chief Financial Officer                              Devin Sullivan
(561) 912-8010                                       (212) 836-9608
john.chiste@bxgcorp.com


                              FOR IMMEDIATE RELEASE

               BLUEGREEN CORPORATION REPORTS FIRST QUARTER RESULTS

        Net Income Rises 103% on 19% Increase in Total Operating Revenues

Boca Raton, FL - April 29, 2003 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to timeshare resorts ("Bluegreen(R) Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced financial results for the three months ended March 31, 2003 (see attached tables).

Net income for the first quarter of 2003 increased 103% to $2.1 million, or $.09 per share, from $1.0 million, or $.04 per share, for the same period one year ago.

Bluegreen Resorts sales rose 33.5% to $44.6 million from $33.4 million in the same period last year. This increase was due to strong sales performance at the Company's off site sales office in Bloomington, MN, which was opened in November 2002, and the recently opened sales office at Boyne Mountain, MI, one of the newest Bluegreen Vacation Club(R) destinations. It also reflects significant increases in same resort sales, including a doubling of sales at Big Cedar Wilderness Club(TM) from the same period last year.

Bluegreen Communities sales were $17.2 million versus $22.5 million during the same period one-year ago. This decrease was due primarily to approximately $6.3 million fewer sales in the quarter generated by the Preserve at Jordan Lake(TM), a Bluegreen Golf Community, compared to last year's first quarter, since the project is substantially sold out. These decreases were partially offset by a $2.0 million sales month at Silver Lakes Ranch(TM) in Texas; March 2003 was the first month of sales for this newest Bluegreen Community.

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "Bluegreen's continued success in the first quarter reflects the high quality of our properties, as well as the success of our creative sales and marketing strategies. Total cost of sales declined to 31% from 40% in the same period last year, primarily as a result of a higher proportion of Resort sales to total sales in the first quarter. Selling, general & administrative expenses as a percentage of total operating revenues also decreased, reflecting our ability to leverage overall sales growth."

He continued, "The initial success of our new Resorts sales offices and properties was complemented by solid same-resort sales growth at Big Cedar Wilderness Club, Laurel Crest(TM), Falls Village(TM), Shore Crest(TM), Harbour Lights(TM), MountainLoft(TM), Shenandoah Crossing(TM) and Orlando's Sunshine(TM). Overall sales volume at Bluegreen Resorts attributable to existing owners, as well as prospects referred to the Company by owners and others, increased approximately 43%. The Company believes this increase in owner and referral sales volume speaks to the high quality leisure experience that Bluegreen provides its owners."

Mr. Donovan concluded, "We continue to focus on locating and developing Communities that broaden our portfolio and satisfy the demands of our customers. We are very pleased to announce the availability of a new Bluegreen Golf Community in Braselton, Georgia called Traditions of Braselton(TM). Traditions of Braselton, located outside of Atlanta, is scheduled to have its grand opening during the weekend of June 7-9, 2003. We anticipate that this property will generate total sales of approximately $80 million over an anticipated seven-year sell-out period."

Bluegreen's balance sheet at March 31, 2003 was highlighted by a book value of $6.52 per share and a debt-to-equity ratio of 1.23:1. During the first quarter, Bluegreen sold approximately $28.7 million of timeshare receivables under its existing timeshare receivables purchase facility. The receivables were sold without recourse to Bluegreen (except for breaches of certain representations and warranties) and the Company retained a residual interest in the receivables. Bluegreen will continue to service the receivables that were sold. This sale generated approximately $24.4 million in cash and the Company recognized a $1.6 million gain on the sale of these receivables.

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts are located in a variety of popular vacation destinations including Orlando, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Ridgedale, Missouri; Surfside, Florida; Boyne Mountain, MI; and Aruba, while its Bluegreen Communities operations are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: that sales and marketing strategies will not be as successful as anticipated, new properties may not be successful or the sell-out period will be longer than projected, the Company may not have sufficient sources of financing, may not be able to consummate future sales of receivables or may not realize the gain on sales of these receivables, and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Transition Report on Form 10-KT filed on March 31, 2003, and its Quarterly Report on Form 10-Q to be filed on or about May 15, 2003.

                                  ### #### ###

                              BLUEGREEN CORPORATION
                         Consolidated Income Statements
                        (In 000's, Except Per Share Data)
                                   (UNAUDITED)

                                                                       Three Months Ended
                                                                      ---------------------
                                                                      March 31,   March 31,
                                                                        2003        2002
                                                                      --------    --------
REVENUES:
Sales:
    Timeshare sales                                                   $ 44,562    $ 33,380
    Home site sales                                                     17,220      22,545
                                                                      --------    --------
Total Sales                                                             61,782      55,925
Other resort and golf operations revenue                                13,212       6,286
Interest income                                                          3,755       3,592
Gain on sale of notes receivable                                         1,561       2,066
Other income                                                               572         115
                                                                      --------    --------
Total operating revenues                                                80,882      67,984
                                                                      --------    --------

EXPENSES:
Cost of sales:
    Timeshare cost of sales                                              9,640       7,862
    Home site cost of sales                                              9,420      14,530
                                                                      --------    --------
Total cost of sales                                                     19,060      22,392
Cost of other resort and golf operations                                14,147       5,700
Selling, general and administrative expense                             39,230      33,899
Interest expense                                                         3,004       2,888
Provision for loan losses                                                1,526       1,168
                                                                      --------    --------
Total operating expenses                                                76,967      66,047
                                                                      --------    --------
Income before taxes                                                      3,915       1,937
Provision for income taxes                                               1,507         746
Minority interest in income of consolidated
   subsidiary                                                              281         142
                                                                      --------    --------

Net income                                                            $  2,127    $  1,049
                                                                      ========    ========

Net income per share:
   Basic                                                              $   0.09    $   0.04
                                                                      ========    ========
   Diluted                                                            $   0.09    $   0.04
                                                                      ========    ========

Weighted average number of common and common equivalent shares:
     Basic                                                              24,588      24,304
                                                                      ========    ========

     Diluted                                                            24,687      24,407
                                                                      ========    ========
Pro forma effect of retroactive application of change in accounting principle(1):
Net loss                                                                          $    (86)
                                                                                  ========
Basic earnings per share:                                                         $   0.00
                                                                                  ========
Diluted earnings per share:                                                       $   0.00
                                                                                  ========

(1) See March 31, 2003 Transition Report on Form 10-KT. Effective April 1, 2002, the Company changed its method of accounting for the costs associated with generating timeshare tours. As a result of the change, the Company recorded a cumulative effect adjustment as of April 1, 2002. The pro forma amounts presented above reflect the results of the Company for the three-month period ended March 31, 2002, as if the newly adopted accounting principle had been applied during that period.

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                        March 31,   December 31,
                                                          2003         2002
                                                       ----------   ----------
                                                      (unaudited)

ASSETS

Cash and cash equivalents (unrestricted)               $   26,210   $   26,354
Cash and cash equivalents (restricted)                     27,127       20,551
Contracts receivable, net                                  19,165       16,230
Notes receivable, net                                      57,315       61,795
Inventory, net                                            191,645      173,131
Retained interests in notes receivable sold                49,985       44,228
Property and equipment, net                                52,486       51,787
Other assets                                               40,162       39,916
                                                       ----------   ----------
Total assets                                           $  464,095   $  433,992
                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other        $   49,445   $   37,415
Deferred income                                            20,549       19,704
Deferred income taxes                                      32,673       31,208
Lines-of-credit and notes payable                          53,191       39,769
10.50% senior secured notes payable                       110,000      110,000
8.25% convertible subordinated debentures                  34,371       34,371
                                                       ----------   ----------
Total liabilities                                         300,229      272,467

Minority interest                                           3,523        3,242

Total shareholders' equity                                160,343      158,283
                                                       ----------   ----------
   Total liabilities and shareholders' equity          $  464,095   $  433,992
                                                       ==========   ==========